UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 20, 2009

Unica Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51461	04-3174345
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

170 Tracer Lane, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781.487.8659

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2009 Unica Corporation (the "Company") made a quarterly bonus payment to Richard Welch, the Company's Senior Vice President, Professional Services, in the amount of $17,001. The bonus payment was based on attainment of a certain level of professional services revenue and professional services margin for the Company's first fiscal quarter ended December 31, 2008. The bonus payment was determined in accordance with the incentive plan for Mr. Welch approved by the Company's Compensation Committee of the Board of Directors on November 24, 2008 pursuant to which Mr. Welch may earn up to 25% of his target cash incentive amount based on attainment of certain levels of professional services revenue and 25% of his target cash incentive amount based on attainment of certain levels of professional services margin (each of which are measured against an internal target established for each such measure). These portions of Mr. Welch's incentive compensation are paid quarterly. Mr. Welch is also eligible to earn up to 50% of his target cash incentive based on achievement of pre-established individual performance goals, subject to the Company's achievement of adjusted operating income targets contained in the Company's Fiscal Year 2009 Executive Incentive Plan. This portion of Mr. Welch's cash incentive compensation is paid semi-annually.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unica Corporation

February 26, 2009	By:	/s/ Kevin P. Shone

Name: Kevin P. Shone
Title: Senior Vice President and Chief Financial Officer